Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Begins Bankable Feasibility Study for Paredones Amarillos Project

Denver, Colorado, August 13, 2007 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today that it has engaged SRK Consulting (US), Inc. to manage the preparation of a bankable feasibility study for its Paredones Amarillos Project in Baja California, Mexico.  SRK is engaged to define the scope of work for the various consultants’ studies, review and audit their work, undertake an economic analysis of the project, and compile and edit the final report.  Fred Earnest, President and COO commented, “We believe that SRK’s role in coordinating and reviewing the work of other qualified consultants will allow us to capitalize on the collective experience of many respected experts and will result in a quality feasibility study.  We are pleased to have a company with SRK’s technical expertise on our team.”

In other news related to the Paredones Amarillos Project, Vista announced that Arturo Montaño Munguia has been named as the Project Development Manager for the Paredones Amarillos Project.  Mr. Montaño is a Mexican national with over 30 years of mining industry experience with North American and Mexican mining companies.  Mr. Earnest noted, “In the short time that Arturo has been part of our team, he has quickly assessed the current project status and begun laying the foundation for the execution of our development strategy for the Paredones Amarillos Project.”  Under Mr. Montaño’s direction, Vista has retained Corporación Ambiental de Mexico, S.A. de C.V. (“CAM”) to manage the environmental permitting activities for the Paredones Amarillos Project.  CAM is a full-service environmental firm headquartered in Mexico City with experience in mining project permitting in Baja California.

Mike Richings, CEO of Vista stated that, “We believe these are key first steps taken by Vista toward the development of the Paredones Amarillos Project. During the coming months we plan to award contracts for detailed mine planning, process design, tailings impoundment design and other studies related to the feasibility design and evaluation process.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of proven gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at current gold prices. Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the performance of and results of the planned bankable feasibility study for the Paredones Amarillos Project, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com